As filed with the Securities and Exchange Commission on September 13, 2002

Registration No. 333-__________, 333-___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HIGHWOODS REALTY LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation or organization)	6519 (Primary Standard Industrial Classification Code Number)	56-1869557 (I.R.S. employer identification number)

HIGHWOODS PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	56-1871668 (I.R.S. employer identification number)

3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604
(919) 872-4924

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Ronald P. Gibson, President and Chief Executive Officer
Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604
(919) 872-4924

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy to:
Brad S. Markoff, Esq.
Jeffrey D. Miller, Esq.
Alston & Bird LLP
3201 Beechleaf Court, Suite 600
Raleigh, North Carolina 27604
Phone: (919) 862-2200
Facsimile: (919) 862-2260

     Approximate date of commencement of proposed sale to public: From time to time after the effectiveness of the registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box.   ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☒

CALCULATION OF REGISTRATION FEE

Proposed
Title of Each Class	Maximum Aggregate	Amount of
To Be Registered (1)	Offering Price	Registration Fee (3)

Highwoods Realty Limited Partnership Non-Convertible Debt Securities	$380,000,000 (2)	$34,960 (2)

Highwoods Properties, Inc. Guarantees (4)	—	—

(1)	This registration statement also covers contracts that may be issued by Highwoods Realty Limited Partnership (the “Operating Partnership”) under which the counterparty may be required to purchase Debt Securities covered hereby.

(2)	Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement also relates to (a) an aggregate of $220,000,000 of securities of the Operating Partnership previously registered pursuant to registration statement 333-51671, for which a filing fee of $66,667 was paid at the time such registration statement was originally filed, (b) an aggregate of $830,000,000 of securities of Highwoods Properties, Inc. (the “Company”) previously registered pursuant to registration statement 333-51671-01, for which a filing fee of $251,516 was paid at the time such registration statement was originally filed and (c) an aggregate of $68,012,249 of securities of the Company previously registered pursuant to registration statement 333-31183, for which a filing fee of $20,610 was paid at the time such registration statement was originally filed.

(3)	Calculated pursuant to Rule 457(c) of the rules and regulations under the Securities Act of 1933.

(4)	Debt Securities issued by the Operating Partnership may be accompanied by a Guarantee to be issued by the Company. No separate consideration will be received for any Guarantee.

     Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement is a combined prospectus and relates to registration statement no. 333-51671 previously filed by the Operating Partnership and declared effective on June 9, 1998, registration statement no. 333-51671-01 previously filed by the Company and declared effective on June 9, 1998 and registration statement no. 333-31183 previously filed by the Company and declared effective on July 24, 1997. Upon effectiveness, this registration statement, which is a new registration statement, will also constitute post-effective amendment no. 1 to registration statement nos. 333-51671 and 333-51671-01 and post-effective amendment no. 2 to registration statement no. 333-31183.

     The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

$1,498,012,249

HIGHWOODS PROPERTIES, INC.

Common Stock, Preferred Stock and Depositary Shares

HIGHWOODS REALTY LIMITED PARTNERSHIP

Debt Securities

Highwoods Properties, Inc. may from time to time offer up to $898,012,249 of:

•	common stock;
•	preferred stock; and
•	preferred stock represented by depositary shares.

Highwoods Realty Limited Partnership may from time to time offer up to $600,000,000 of:

•	debt securities.

The prospectus supplement will contain the following information about the offered securities:

•	title and amount;
•	offering price, underwriting discounts and commissions and our net proceeds;
•	any market listing and trading symbol; and
•	names of lead or managing underwriters and description of underwriting arrangements.

You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the SEC before buying our securities.

Our mailing address and telephone number are:
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604
(919) 872-4924

Neither the SEC nor any state securities commission has approved or disapproved of the securities, or determined if this prospectus is truthful or complete.
Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2002.

ABOUT THIS PROSPECTUS
THE COMPANY AND THE OPERATING PARTNERSHIP
USE OF PROCEEDS
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF COMMON STOCK
FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
RATIO OF EARNINGS TO FIXED CHARGES
RATIO OF EARNINGS TO FIXED CHARGES
CONSENT OF ERNST & YOUNG LLP
FORM T-1

ABOUT THIS PROSPECTUS

     We refer to Highwoods Properties, Inc. as the “Company” and Highwoods Realty Limited Partnership as the “Operating Partnership.”

     This prospectus is part of a shelf registration statement. Under this shelf registration statement, the Company may sell any combination of common stock, preferred stock and depositary shares in one or more offerings for total proceeds of up to $898,012,249, and the Operating Partnership may sell debt securities of various terms in one or more offerings for total proceeds of up to $600,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add, update or change information contained in this prospectus. Before you buy any of our securities, it is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

THE COMPANY AND THE OPERATING PARTNERSHIP

     The Company is a self-administered and self-managed equity REIT that began operations through a predecessor in 1978. Since the Company’s initial public offering in 1994, we have evolved into one of the largest owners and operators of suburban office, industrial and retail properties in the southeastern and midwestern United States. At June 30, 2002, we:

•	owned 500 in-service office, industrial and retail properties, encompassing approximately 37.9 million rentable square feet;

•	owned an interest (50% or less) in 76 in-service office and industrial properties, encompassing approximately 7.4 million rentable square feet, and 418 apartment units;

•	owned 1,304 acres (and had agreed to purchase an additional eight acres over the next year) of undeveloped land suitable for future development;

•	owned 10 development properties, encompassing approximately 992,000 rentable square feet; and

•	owned an interest (50% or less) in two development properties, encompassing 373,000 rentable square feet.

     The Company conducts substantially all of its activities through, and substantially all of its interests in the properties are held directly or indirectly by, the Operating Partnership. The Company is the sole general partner of the Operating Partnership. At June 30, 2002, the Company owned approximately 88% of the common partnership interests, which we refer to as “common units,” in the Operating Partnership. Limited partners (including some of our officers and directors) own the remaining common units. Holders of common units may redeem them for the cash value of one share of the Company’s common stock or, at the Company’s option, one share of common stock.

USE OF PROCEEDS

     Unless otherwise specified in the prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, including the development and acquisition of additional properties and other acquisition transactions, the repayment of outstanding debt and improvements to properties in our portfolio. As required by the terms of the partnership agreement of the Operating Partnership, the Company must invest the net proceeds of any sale of common stock, preferred stock or depositary shares in the Operating Partnership in exchange for additional partnership interests.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

     The following table shows ratios of earnings to fixed charges for the Company and the Operating Partnership for the periods shown:

	Company	Operating Partnership

Six Months Ended June 30, 2002	1.87	1.91
Year Ended December 31, 2001	2.04	2.07
Year Ended December 31, 2000	1.95	1.99
Year Ended December 31, 1999	1.94	1.98
Year Ended December 31, 1998	2.15	2.19
Year Ended December 31, 1997	2.56	2.54

     The following table shows ratios of earnings to combined fixed charges and preferred stock dividends for the Company and the Operating Partnership for the periods shown:

	Company	Operating Partnership

Six Months Ended June 30, 2002	1.49	1.51
Year Ended December 31, 2001	1.63	1.65
Year Ended December 31, 2000	1.58	1.60
Year Ended December 31, 1999	1.58	1.61
Year Ended December 31, 1998	1.71	1.73
Year Ended December 31, 1997	2.07	2.05

DESCRIPTION OF DEBT SECURITIES

     Unless otherwise specified in the prospectus supplement, the Operating Partnership’s debt securities will be issued under an indenture, dated as of December 1, 1996, between the Operating Partnership, the Company and Wachovia Bank, N.A., as trustee. We have filed the indenture with the SEC. The Trust Indenture Act of 1939 governs the indenture. The following description summarizes only the material provisions of the indenture. Accordingly, you should read the indenture because it, and not this description, defines your rights as holders of debt securities issued by the Operating Partnership.

General

     The debt securities will be direct, unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated debt of the Operating Partnership. The Operating Partnership may issue debt securities in one or more series without limit as to aggregate principal amount. The board of directors of the Company, as sole general partner of the Operating Partnership, will determine the terms of the debt securities. All debt securities of one series need not be issued at the same time and a series may generally be reopened for additional issuances, without the consent of the holders of the debt securities of the series.

     If any debt securities rate below investment grade at the time of issuance, they will be fully and unconditionally guaranteed by the Company as to payment of principal, interest and any premium.

     The indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be replaced with a successor trustee. Except as otherwise described in this prospectus, any action by a trustee may be taken only with respect to the debt securities for which it is trustee under the indenture.

     A prospectus supplement will describe the specific terms of any debt securities the Operating Partnership offers, including:

•	the title of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the price at which the Operating Partnership will issue the debt securities;

•	the date on which the Operating Partnership will pay the principal of the debt securities;

•	the fixed or variable rate at which the debt securities will bear interest, or the method to determine the interest rate;

•	the basis upon which the Operating Partnership will calculate interest on the debt securities if other than a 360-day year of twelve 30-day months;

•	the timing and manner of making principal, interest and any premium payments on the debt securities;

•	the place where you may serve notices about the debt securities and the indenture;

•	whether and under what conditions the Operating Partnership or the holders may redeem the debt securities;

•	any sinking fund or similar provisions;

•	the currency in which the Operating Partnership will pay the principal, interest and any premium payments on the debt securities, if other than U.S. dollars;

•	the events of default or covenants of the debt securities, if they are different from or in addition to those described in this prospectus;

•	whether the Operating Partnership will issue the debt securities in certificated or book-entry form;

•	whether the Operating Partnership will issue the debt securities in registered or bearer form and their denominations if other than $1,000 for registered form or $5,000 for bearer form;

•	whether the defeasance and covenant defeasance provisions described in this prospectus apply to the debt securities or are different in any manner;

•	whether or not the debt securities are guaranteed by the Company;

•	whether and under what circumstances the Operating Partnership will pay additional amounts on the debt securities for any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem the debt securities instead of paying these amounts; and

•	any other terms of the debt securities.

     Some debt securities may provide for less than the entire principal amount to be payable upon acceleration of their maturity, which we refer to as “original issue discount securities.” The prospectus supplement will describe any material federal income tax, accounting and other considerations applicable to original issue discount securities.

Guarantees

     The Company will fully and unconditionally guarantee the payment of principal, interest and any premium on any of the Operating Partnership’s debt securities rated below investment grade at the time of issuance. The Company will also guarantee any sinking fund payments on debt securities rated below investment grade. In addition, the Company may also guarantee debt securities rated investment grade.

Denominations, Interest, Registration and Transfer

     Unless otherwise described in the prospectus supplement, the Operating Partnership will issue debt securities in denominations of:

•	$1,000 if they are in registered form;
•	$5,000 if they are in bearer form; or
•	any denomination if they are in global form.

     Unless otherwise specified in the prospectus supplement, the principal, interest and any premium on debt securities will be payable at the corporate trust office of the trustee. However, the Operating Partnership may choose to pay interest by check mailed to the address of the registered holder or by wire transfer of funds to the holder at an account maintained within the United States.

     Any interest not punctually paid or duly provided for on any interest payment date will immediately cease to be payable to the holder on the regular record date and may be paid either:

•	to the registered holder of the debt security as of the close of business on a special record date established by the trustee, who will provide notice to the holder not less than 10 days prior to the special record date; or

•	in any other lawful manner.

     Subject to limitations imposed upon debt securities issued in book-entry form, you may exchange debt securities for different denominations of the same series or surrender debt securities for transfer at the corporate trust office of the trustee. Every debt security surrendered for transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. The Operating Partnership will not require the holder to pay any service charge for any transfer or exchange, but the trustee or the Operating Partnership may require the holder to pay any applicable tax or other governmental charge.

     Neither the Operating Partnership nor the trustee is required to:

•	issue, transfer or exchange any debt security if the debt security may be among those selected for redemption during a 15-day period prior to the date of selection;

•	transfer or exchange any registered security selected for redemption in whole or in part, except, in the case of a registered security to be redeemed in part, the portion not to be redeemed;

•	exchange any bearer security selected for redemption except that the holder may exchange the bearer security for a registered security of that series if the holder simultaneously surrenders the registered security for redemption; or

•	issue, transfer or exchange any debt security that the holder surrenders for repayment.

Merger, Consolidation or Sale

     Neither the Operating Partnership nor the Company may consolidate with, or sell, lease or convey all or substantially all of their assets to, or merge into, any other entity, unless:

•	the successor entity formed by the transaction or which received the transfer of assets expressly assumes payment of the principal, interest and any premium on all the debt securities and the performance and observance of all of the covenants and conditions contained in the indenture;

•	immediately after giving effect to the transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, would become an event of default, has occurred and is continuing; and

•	the Operating Partnership and the Company each deliver to the trustee an officer’s certificate and legal opinion covering these conditions.

Financial Covenants

     Limitations on Incurrence of Debt. The Operating Partnership will not directly or indirectly incur any debt, other than subordinate intercompany debt, if, after giving effect to the incurrence of the additional debt, the aggregate principal amount of all outstanding debt of the Operating Partnership on a consolidated basis determined in accordance with GAAP is greater than 60% of its then-current assets.

     In addition, the Operating Partnership will not directly or indirectly incur any secured debt if, after giving effect to the incurrence of the additional secured debt, the aggregate principal amount of all outstanding secured debt of the Operating Partnership on a consolidated basis determined in accordance with GAAP is greater than 40% of its then-current total assets.

     The Operating Partnership will also not directly or indirectly incur any debt if the ratio of consolidated income available for debt service to the amount which is expensed for interest on debt for the four most recent fiscal quarters would have been less than 1.5 to 1.0 on a pro forma basis after giving effect to the incurrence of the debt and to the application of the proceeds from the debt. In making this calculation, we assume that:

•	the new debt and any other debt incurred by the Operating Partnership since the first day of the four-quarter period and the application of the proceeds from the new debt, including to refinance other debt, had occurred at the beginning of the period;

•	the repayment or retirement of any other debt by the Operating Partnership since the first day of the four-quarter period had been repaid or retired at the beginning of the period (except that the amount of debt under any revolving credit facility is computed based upon the average daily balance of that debt during the period);

•	the income earned on any increase in total assets since the end of the four-quarter period had been earned, on an annualized basis, during the period; and

•	in the case of any acquisition or disposition by the Operating Partnership of any assets since the first day of the four-quarter period, the acquisition or disposition or any related repayment of debt had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation.

     Maintenance of Total Unencumbered Assets. The Operating Partnership must maintain total unencumbered assets of at least 200% of the aggregate outstanding principal amount of all outstanding unsecured debt.

Operating Covenants

     Existence. Except as described above under “—Merger, Consolidation or Sale,” the Operating Partnership and the Company must preserve and keep in full force and effect their existence, rights and franchises. However, neither the Operating Partnership nor the Company must preserve any right or franchise if we determine that its preservation is no longer desirable in the conduct of our business and that its loss is not materially disadvantageous to the holders of the debt securities.

     Maintenance of Properties. The Operating Partnership must maintain all of its material properties in good condition, repair and working order, supply all properties with all necessary equipment and make all necessary repairs, renewals, replacements and improvements necessary so that we may properly and advantageously conduct our business at all times. However, the Operating Partnership may sell its properties for value in the ordinary course of business.

     Insurance. The Operating Partnership must keep all of its insurable properties fully insured against loss or damage with financially sound and reputable insurance companies.

     Payment of Taxes and Other Claims. Each of the Operating Partnership and the Company must pay, before they become delinquent:

•	all taxes, assessments and governmental charges; and

•	all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon any property.

     However, the Operating Partnership and the Company are not required to pay any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

     Provision of Financial Information. The Operating Partnership will provide the holders of debt securities with copies of its annual reports and quarterly reports. The Operating Partnership will continue to file timely all annual, quarterly and other periodic reports with the SEC regardless of whether or not the securities laws require the Operating Partnership to do so. In addition, within 15 days of filing any document with the SEC, the Operating Partnership will:

•	transmit copies of the documents by mail to all registered holders of debt securities, without cost to the holders; and

•	file copies of the documents with the trustee.

Events of Default, Notice and Waiver

     The following are events of default with respect to any series of debt securities issued under the indenture:

•	default for 30 days in the payment of any installment of interest on any debt security of the series;

•	default in the payment of the principal or any premium on any debt security of the series at its maturity;

•	default in making any sinking fund payment as required for any debt security of the series;

•	default in the performance of any other covenant contained in the indenture, other than covenants that do not apply to the series, and the default continues for 60 days after notice;

•	default in the payment of an aggregate principal amount exceeding $5,000,000 of any recourse debt or any secured debt, if the default occurred after the expiration of any applicable grace period and resulted in the acceleration of the maturity of the debt, and the default continues for 10 days after notice;

•	bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership, the Company or any significant subsidiary or any of their respective property; and

•	any other event of default provided with respect to that particular series of debt securities.

     If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. If the debt securities of that series are original issue discount securities or indexed securities, the prospectus supplement will describe the portion of the principal amount required to make the declaration. If this happens and the Operating Partnership thereafter cures the default, the holders of at least a majority in principal amount of outstanding debt securities of that series can void the acceleration.

     The indenture also provides that the holders of at least a majority in principal amount of the outstanding debt securities of a series may waive any past default with respect to that series, except a default in payment or a default of a covenant or other indenture provision that can only be modified with the consent of the holder of each outstanding debt security affected.

     The indenture provides that no holders of any series may institute any judicial or other proceedings with respect to the indenture or for any remedy under the indenture, except in the case of failure of the trustee to act for 60 days after it has received a written request to institute proceedings for an event of default from the holders of at least 25% in principal amount of the outstanding debt securities of that series and an offer of indemnity reasonably satisfactory to it. However, this provision will not prevent any holder from instituting suit for the enforcement of any payment due on the debt securities.

     Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders, unless the holders offer to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of a series (or of all debt securities then outstanding under the indenture, if applicable) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. However, the trustee may refuse to follow any direction that:

•	is in conflict with any law or the indenture;

•	may subject the trustee to personal liability; or

•	may be unduly prejudicial to the holders not joining in the direction.

     The Operating Partnership must file annually with the trustee an officer’s certificate certifying that no defaults have occurred under the indenture. The trustee must give notice to the holders of debt securities within 90 days of a default unless the default has been cured or waived. However, if the trustee considers it to be in the interest of the holders, the trustee may withhold notice of any default except a payment default.

Modification of the Indenture

     At least a majority in principal amount of all outstanding debt securities or series of outstanding debt securities affected by a modification or amendment of the indenture may modify or amend the indenture. However, holders of each of the debt securities affected by the modification must consent to modifications that have the following effects:

•	change the stated maturity of the principal, interest or premium on any debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any debt security, or adversely affect any right of repayment of the holder of any debt security;

•	change the place or currency for payment of principal, interest or premium on any debt security;

•	impair the right to institute suit for the enforcement of any payment on any debt security;

•	reduce the percentage of outstanding debt securities of a series necessary to modify or amend the indenture, waive compliance with provisions of the indenture or defaults and consequences under the indenture or reduce the quorum or voting requirements set forth in the indenture;

•	adversely modify or affect the terms and conditions of the obligations of the Company with respect to any of its guarantees; or

•	modify any of the provisions discussed above or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage to take the action or to provide that other provisions may not be modified or waived without the consent of the holder.

     The indenture provides that the holders of at least a majority in principal amount of a series of outstanding debt securities may waive compliance by the Operating Partnership or the Company with covenants relating to that series.

     The Operating Partnership, the Company and the trustee can modify the indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to the Operating Partnership as obligor or the Company as guarantor;

•	to add to the covenants of the Operating Partnership or the Company for the benefit of the holders or to surrender any right or power conferred upon the Operating Partnership or the Company;

•	to add events of default for the benefit of the holders;

•	to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize the terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, so long as it does not materially adversely affect the interests of any of the holders;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee to facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture, so long as the action does not materially adversely affect the interests of any of the holders;

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series, so long as the action does not materially adversely affect the interests of any of the holders; or

•	to amend or supplement any provision of the indenture, so long as the amendment or supplement does not materially adversely affect the interests of any of the holders.

     In addition, with respect to guaranteed securities, the Company may, without the consent of any holder, directly or indirectly assume the payment of the principal, interest and any premium on the guaranteed securities and the performance of every covenant of the indenture that must be performed by the Operating Partnership. Upon any assumption, the Company will succeed to the Operating Partnership under the indenture and the Operating Partnership will be released from all obligations and covenants with respect to the guaranteed securities. To effect any assumption, the Company must:

•	deliver to the trustee an officer’s certificate and an opinion of counsel stating that the guarantee and all other covenants of the Company in the indenture remain in full force and effect;

•	deliver to the trustee an opinion of independent counsel that the holders of guaranteed securities will have no federal tax consequences as a result of the assumption; and

•	if any debt securities are then listed on the New York Stock Exchange, ensure that those debt securities will not be delisted as a result of the assumption.

     The indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount security that is deemed to be outstanding is the amount of its principal that would be due and payable as of the date of determination upon declaration of acceleration of maturity;

•	the principal amount of a debt security denominated in a foreign currency that is deemed outstanding is the U.S. dollar equivalent of the principal amount, determined on the issue date for the debt security;

•	the principal amount of an indexed security that is deemed outstanding is the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security; and

•	debt securities that are directly or indirectly owned by the Operating Partnership or the Company are disregarded.

     The indenture contains provisions for convening meetings of the holders of debt securities of a series. The trustee, the Operating Partnership, the Company or the holders of at least 10% in principal amount of the outstanding debt securities of a series may call a meeting. Except for any consent that the holder of each debt security affected by modifications and amendments of the indenture must give, the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series will be sufficient to adopt any resolution presented at a meeting at which a quorum is present. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage less than a majority in principal amount of the outstanding debt securities of a series may be adopted at a meeting at which a quorum is present only by the affirmative vote of the holders of the specified percentage. Any resolution passed or decision taken at any meeting of holders duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The quorum at any meeting will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken at a meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing that specified percentage will constitute a quorum.

Discharge, Defeasance and Covenant Defeasance

     The Operating Partnership may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year or scheduled for redemption within one year by irrevocably depositing with the trustee, in trust, funds sufficient to pay the principal, interest and any premium on the series to the stated maturity or redemption date.

     As long as the holders of the debt securities will not recognize any resulting income, gain or loss for federal income tax purposes, the Operating Partnership may elect either:

•	to defease and discharge itself and the Company from all of their obligations with respect to the debt securities, which we refer to as “defeasance”; or

•	to release itself and the Company from their obligations under particular sections of the indenture, which we refer to as “covenant defeasance.”

     In order to make a defeasance election, the Operating Partnership or the Company must irrevocably deposit with the trustee, in trust, a sufficient amount to pay the principal, interest and any premium on the debt securities, and any mandatory sinking fund or analogous payments on the debt securities, on the scheduled due dates. The deposit may be either an amount in the currency in which the debt securities are payable at stated maturity, or government obligations, or both.

     If the Operating Partnership elects covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default still applicable to the debt securities, the amounts deposited with the trustee may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. If this occurs, the Operating Partnership will remain liable to make payment of these amounts due at the time of acceleration.

     The prospectus supplement may further describe any provisions permitting defeasance or covenant defeasance with respect to the debt securities of a particular series.

No Conversion Rights

     The debt securities will not be convertible into or exchangeable for any capital stock of the Company or equity interests in the Operating Partnership.

Global Securities

     The Operating Partnership may issue debt securities of a series in whole or in part in the form of one or more global securities that the Operating Partnership will deposit with a depositary, such as DTC, identified in the prospectus supplement relating to the series. The Operating Partnership may issue global securities in either registered or bearer form and in either temporary or permanent form. The prospectus supplement will describe the specific terms of the depositary arrangement with respect to a series of debt securities.

DESCRIPTION OF PREFERRED STOCK

General

     The Company is authorized under its charter to issue 50 million shares of preferred stock in one or more series and with rights, preferences and restrictions that the board of directors may fix or designate without any further vote or action by the Company’s stockholders. As of June 30, 2002, the Company’s board of directors has authorized the following series of preferred stock:

•	8 5/8% Series A Cumulative Redeemable Preferred Stock, of which 143,750 shares are authorized and 104,945 shares are outstanding;

•	8% Series B Cumulative Redeemable Preferred Stock, of which 6,900,000 shares are authorized and outstanding;

•	Series C Junior Participating Preferred Stock, of which 1,000,000 shares are authorized but none are outstanding; and

•	8% Series D Cumulative Redeemable Preferred Stock, of which 400,000 shares are authorized and outstanding.

Terms

     When the Company issues preferred stock, it will be fully paid and non-assessable. The preferred stock will not have any preemptive rights.

     Articles supplementary that will become part of the Company’s charter will reflect the specific terms of any new series of preferred stock offered. A prospectus supplement will describe these specific terms, including:

•	the title and stated value;

•	the number of shares, liquidation preference and offering price;

•	the dividend rate, dividend periods and payment dates;

•	the date on which dividends begin to accrue or accumulate;

•	any auction and remarketing procedures;

•	any retirement or sinking fund requirement;

•	the price and the terms and conditions of any redemption right;

•	any listing on any securities exchange;

•	the price and the terms and conditions of any conversion or exchange right;

•	whether interests will be represented by depositary shares;

•	any voting rights;

•	the relative ranking and preferences as to dividends, liquidation, dissolution or winding up;

•	any limitations on issuing any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividends, liquidation, dissolution or winding up;

•	any limitations on direct or beneficial ownership and restrictions on transfer; and

•	any other specific terms, preferences, rights, limitations or restrictions.

Rank

     Unless otherwise described in the prospectus supplement, the preferred stock will have the following ranking as to dividends, liquidation, dissolution or winding up:

•	senior to the Company’s common stock and to all other equity securities ranking junior to the preferred stock;

•	on a parity with all equity securities issued by the Company which by their terms rank on a parity with the preferred stock; and

•	junior to all equity securities, not including convertible debt securities, issued by the Company which by their terms rank senior to the preferred stock.

Dividends

     If declared by the Company’s board of directors, preferred stockholders will be entitled to receive cash dividends at the rate set forth in the prospectus supplement. The Company will pay dividends to stockholders of record on the record date fixed by the Company’s board of directors.

     The prospectus supplement will specify whether dividends on any series of preferred stock are cumulative or non-cumulative. If dividends are cumulative, they will be cumulative from the date set forth in the prospectus supplement. If dividends are non-cumulative and the Company’s board of directors does not declare a dividend payable on a dividend payment date, then the holders of that series will have no right to receive a dividend, and the Company will have no obligation to pay an accrued dividend later for the missed dividend period, whether or not the board of directors declares dividends on the series on any future date.

     If any preferred stock is outstanding, the Company will not declare or pay dividends on, or redeem, purchase or otherwise acquire any shares of, its common stock or any capital stock ranking junior to a series of preferred stock, other than dividends paid in or conversions or exchanges for common stock or other capital stock junior to the preferred stock, unless:

•	if the series of preferred stock has cumulative dividends, the Company has declared and paid full cumulative dividends for all past and current dividend periods or declared and reserved funds for payment before or at the same time as the declaration and payment on the junior series; or

•	if the series of preferred stock does not have cumulative dividends, the Company has declared and paid full dividends for the current dividend period or declared and reserved funds for payment before or at the same time as the declaration and payment on the junior series.

     When the Company does not pay dividends on shares from more than one series of preferred stock ranking in parity as to dividends in full (or the Company has not reserved a sufficient sum for full payment), all of these dividends will be declared pro rata so that the amount of dividends declared per share in each series will in all cases bear the same ratio of accrued dividends owed. These pro rata payments per share will not include interest, nor will they include any accumulated unpaid dividends from prior periods if the dividends in question are non-cumulative.

Redemption

     If specified in the prospectus supplement, the Company will have the right to redeem all or any part of the preferred stock in each series at its option, or the preferred stock will be subject to mandatory redemption.

     If the series of preferred stock is subject to mandatory redemption, the prospectus supplement will specify:

•	the number of shares the Company will redeem in each year;

•	the date after which the Company may or must commence the redemption; and

•	the redemption price per share, which will include all accrued and unpaid dividends other than non-cumulative dividends for prior dividend periods.

     The redemption price may be payable in cash or other property. Some series of preferred stock may provide that the redemption price is payable only out of the net proceeds from the sale of a new series of capital stock of the Company. In this case, if the Company does not issue any capital stock or to the extent the net proceeds from the sale of new capital stock are insufficient to pay in full the aggregate redemption price, the terms of the series of preferred stock may provide that the preferred stock will automatically convert into other capital stock of the Company pursuant to conversion provisions specified in the prospectus supplement.

     The Company will not redeem less than all of a series of preferred stock, or purchase or acquire any shares of a series of preferred stock, other than conversions or exchanges for common stock or other capital stock junior to the preferred stock, unless:

•	if the series of preferred stock has cumulative dividends, the Company has declared and paid full cumulative dividends for all past and current dividend periods for this series or declared and reserved funds for payment; or

•	if the series of preferred stock does not have cumulative dividends, the Company has declared and paid full dividends for the current dividend period or declared and reserved funds for payment.

     The Company may, however, purchase or acquire preferred stock of any series to preserve its status as a REIT or pursuant to an offer made on the same terms to all holders of preferred stock of that series.

     If the Company redeems fewer than all outstanding shares of preferred stock of any series, it will determine the number of shares to be redeemed and whether it will redeem shares pro rata by shares held or shares requested to be redeemed or by lot in a manner determined by the Company.

     The Company will mail redemption notices at least 30 days, but not more than 60 days, before the redemption date to each holder of record of a series of preferred stock to be redeemed at the address shown on the share transfer books. Each notice will state:

•	the redemption date;

•	the number of shares and series of the preferred stock to be redeemed;

•	the redemption price;

•	the place to surrender certificates for payment of the redemption price;

•	that dividends on the shares redeemed will cease to accrue on the redemption date; and

•	the date upon which any conversion rights will terminate.

     If the Company redeems fewer than all outstanding shares of a series of preferred stock, the notice will also specify the number of shares the Company will redeem from each holder. If the Company gives notice of redemption and has set aside sufficient funds necessary for the redemption in trust for the benefit of stock it will redeem, then dividends will thereafter cease to accrue and all rights of the holders of the shares will terminate, except the right to receive the redemption price.

Liquidation Preference

     If the Company liquidates, dissolves or winds up its affairs, then holders of each series of preferred stock will receive out of the Company’s legally available assets a liquidating distribution in the amount of the liquidation preference per share for that series as specified in the prospectus supplement, plus an amount equal to all dividends accrued and unpaid, but not including amounts from prior periods for non-cumulative dividends, before the Company makes any distributions to holders of its common stock or any other capital stock ranking junior to the preferred stock. Once holders of outstanding preferred stock receive their respective liquidating distributions, they will have no right or claim to any of the Company’s remaining assets. In the event that the Company’s assets are not sufficient to pay the full liquidating distributions to the holders of all outstanding preferred stock and all other classes or series of its capital stock ranking on a parity with its preferred stock, then the Company will distribute its assets to those holders in proportion to the full liquidating distributions to which they would otherwise have received.

     After the Company has paid liquidating distributions in full to all holders of its preferred stock, it will distribute its remaining assets among holders of any other capital stock ranking junior to the preferred stock according to their respective rights and preferences and number of shares. For this purpose, a consolidation or merger of the Company with any other corporation or entity, or a sale of all or substantially all of the Company’s property or business, does not constitute a liquidation, dissolution or winding up of the Company’s affairs.

Voting Rights

     Holders of preferred stock will not have any voting rights, except as set forth below or in the prospectus supplement or as otherwise required by law.

     Whenever the Company has not paid dividends on any shares of preferred stock for six or more consecutive quarterly periods, the holders of such shares may vote, separately as a class with all other series of preferred stock on which the Company has not paid dividends, for the election of two additional directors of the Company. In this event, the Company’s board of directors will be increased by two directors. The holders of record of at least 10% of any series of preferred stock on which the Company has not paid dividends may call a special meeting to elect these additional directors unless the Company receives the request less than 90 days before the date of the next annual or special meeting of stockholders. Whether or not the holders call a special meeting, the holders of a series of preferred stock on which the Company has not paid dividends may vote for the additional directors at the next annual meeting of stockholders and at each subsequent annual meeting until:

•	if the series of preferred stock has a cumulative dividend, the Company has fully paid all unpaid dividends on the shares for the past dividend periods and the then current dividend period, or the Company has declared the unpaid dividends and set apart a sufficient sum for their payment; or

•	if the series of preferred stock does not have a cumulative dividend, the Company has fully paid four consecutive quarterly dividends, or the Company has declared the dividends and set apart a sufficient sum for their payment.

     Unless the prospectus supplement provides otherwise, the Company cannot take any of the following actions without the affirmative vote of holders of at least two-thirds of the outstanding shares of each series of preferred stock:

•	authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to the series of preferred stock as to dividends or liquidation distributions;

•	reclassify any authorized capital stock into shares ranking senior to the series of preferred stock as to dividends or liquidation distributions;

•	issue any obligation or security convertible into or evidencing the right to purchase any share ranking senior to the series of preferred stock as to dividends or liquidation distributions; or

•	amend, alter or repeal any provision of the Company’s charter, whether by merger, consolidation or other event, in a manner that materially and adversely affects any right, preference, privilege or voting power of the preferred stock.

     For these purposes, the following events do not materially and adversely affect a series of preferred stock:

•	an increase in the amount of the authorized shares of preferred stock;

•	the creation or issuance of any other series of preferred stock; or

•	an increase in the amount of authorized shares of the series of preferred stock or any other series of preferred stock ranking the same as or junior to such series as to dividends and liquidation distributions.

     The holders of a series of preferred stock will have no voting rights, however, if the Company redeems or calls for redemption all outstanding shares of the series and deposits sufficient funds in a trust to effect the redemption on or before the time the act occurs requiring the vote.

Conversion Rights

     If any series of preferred stock is convertible into common stock, the prospectus supplement will describe the following terms:

•	the number of shares of common stock into which the shares of preferred stock are convertible;

•	the conversion price or manner by which the Company will calculate the conversion price;

•	the conversion period;

•	whether conversion will be at the option of the holders of the preferred stock or the Company;

•	any events requiring an adjustment of the conversion price; and

•	provisions affecting conversion in the event of the redemption of the series of preferred stock.

Stockholder Liability

     Maryland law provides that no stockholder, including holders of preferred stock, will be personally liable for the Company’s acts and obligations and that the Company’s funds and property are the only recourse for its acts or obligations.

Restrictions On Ownership; Change of Control Provisions

     As discussed below under “Description of Common Stock – Ownership Limitations and Restrictions on Transfers,” for the Company to qualify as a REIT, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. As a result, the Company’s charter provides generally that no holder may beneficially own more than 9.8% of the Company’s issued and outstanding capital stock. Accordingly, the articles supplementary designating the terms of each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

     For a discussion of provisions in the Company’s charter that may have the effect of delaying, deferring or preventing a change of control of the Company, see under “Description of Common Stock” the subsections titled “Business Combinations,” “Classification of Board of Directors, Vacancies and Removal of Directors,” “Operating Partnership Agreement,” and “Stockholder Rights Plan.”

Transfer Agent

     The prospectus supplement will identify the transfer agent for the preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

General

     The Company may issue depositary shares, each of which would represent a fractional interest of a share of a particular series of preferred stock. The Company will deposit shares of preferred stock represented by depositary shares under a separate deposit agreement among the Company, a preferred stock depositary and the holders of the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary share will possess, in proportion to the fractional interest of a share of preferred stock represented by the depositary share, all the rights and preferences of the preferred stock represented by the depositary shares.

     Depositary receipts will evidence the depositary shares issued pursuant to the deposit agreement. Immediately after the Company issues and delivers preferred stock to a preferred stock depositary, the preferred stock depositary will issue the depositary receipts.

Dividends and Other Distributions

     The depositary will distribute all cash dividends on the preferred stock to the record holders of the depositary shares. Holders of depositary shares generally must file proofs, certificates and other information and pay charges and expenses of the depositary in connection with distributions.

     If a distribution on the preferred stock is other than in cash and it is feasible for the depositary to distribute the property it receives, the depositary will distribute the property to the record holders of the depositary shares. If such a distribution is not feasible and the Company approves, the depositary may sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Withdrawal of Stock

     Unless the Company has previously called the depositary shares for redemption or the holder of the depositary shares has converted such shares, a holder of depositary shares may surrender them at the corporate trust office of the depositary in exchange for whole or fractional shares of the underlying preferred stock together with any money or other property represented by the depositary shares. Once a holder has exchanged the depositary shares, the holder may not redeposit the preferred shares and receive depositary shares again. If a depositary receipt presented for exchange into preferred stock represents more shares of preferred stock than the number to be withdrawn, the depositary will deliver a new depositary receipt for the excess number of depositary shares.

Redemption of Depositary Shares

     Whenever the Company redeems shares of preferred stock held by a depositary, the depositary will redeem the corresponding amount of depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and any other amounts payable with respect to the preferred stock. If the Company intends to redeem fewer than all of the depositary shares, the Company and the depositary will select the depositary shares to be redeemed as nearly pro rata as practicable without creating fractional depositary shares or by any other equitable method determined by the Company that preserves its REIT status.

     On the redemption date:

•	all dividends relating to the shares of preferred stock called for redemption will cease to accrue;

•	the Company and the depositary will no longer deem the depositary shares called for redemption to be outstanding; and

•	all rights of the holders of the depositary shares called for redemption will cease, except the right to receive any money payable upon the redemption and any money or other property to which the holders of the depositary shares are entitled upon redemption.

Voting of the Preferred Stock

     When a depositary receives notice regarding a meeting at which the holders of the underlying preferred stock have the right to vote, it will mail that information to the holders of the depositary shares. Each record holder of depositary shares on the record date may then instruct the depositary to exercise its voting rights for the amount of preferred stock represented by that holder’s depositary shares. The depositary will vote in accordance with these instructions. The depositary will abstain from voting to the extent it does not receive specific instructions from the holders of depositary shares. A depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote, as long as any action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.

Liquidation Preference

     In the event of the Company’s liquidation, dissolution or winding up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying preferred stock represented by the depositary share.

Conversion of Preferred Stock

     Depositary shares will not themselves be convertible into common stock or any other securities or property of the Company. However, if the underlying preferred stock is convertible, holders of depositary shares may surrender them to the depositary with written instructions to convert the preferred stock represented by their depositary shares into whole shares of common stock, other shares of the Company’s preferred stock or other shares of stock, as applicable. Upon receipt of these instructions and any amounts payable in connection with a conversion, the

Company will convert the preferred stock using the same procedures as those provided for delivery of preferred stock. If a holder of depositary shares converts only part of its depositary shares, the depositary will issue a new depositary receipt for any depositary shares not converted. The Company will not issue fractional shares of common stock upon conversion. If a conversion will result in the issuance of a fractional share, the Company will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of a Deposit Agreement

     The Company and the depositary may amend any form of depositary receipt evidencing depositary shares and any provision of a deposit agreement. However, unless the existing holders of at least two-thirds of the applicable depositary shares then outstanding have approved the amendment, the Company and the depositary may not make any amendment that:

•	would materially and adversely alter the rights of the holders of depositary shares; or

•	would be materially and adversely inconsistent with the rights granted to the holders of the underlying preferred stock.

     Subject to exceptions in the deposit agreements and except in order to comply with the law, no amendment may impair the right of any holders of depositary shares to surrender their depositary shares with instructions to deliver the underlying preferred stock and all money and other property represented by the depositary shares. Every holder of outstanding depositary shares at the time any amendment becomes effective who continues to hold the depositary shares will be deemed to consent and agree to the amendment and to be bound by the amended deposit agreement.

     The Company may terminate a deposit agreement upon not less than 30 days’ prior written notice to the depositary if:

•	the termination is necessary to preserve the Company’s REIT status; or

•	a majority of each series of preferred stock affected by the termination consents to the termination.

     Upon a termination of a deposit agreement, holders of the depositary shares may surrender their depositary shares and receive in exchange the number of whole or fractional shares of preferred stock and any other property represented by the depositary shares. If the Company terminates a deposit agreement to preserve its status as a REIT, then the Company will use its best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange.

     In addition, a deposit agreement will automatically terminate if:

•	the Company has redeemed all outstanding depositary shares subject to the agreement;

•	a final distribution of the underlying preferred stock in connection with any liquidation, dissolution or winding up has occurred, and the depositary has distributed the distribution to the holders of the depositary shares; or

•	each share of the underlying preferred stock has been converted into other capital stock of the Company not represented by depositary shares.

Charges of a Preferred Stock Depositary

     The Company will pay all transfer and other taxes and governmental charges arising out of a deposit agreement. In addition, the Company will generally pay the fees and expenses of a depositary in connection with the performance of its duties. However, holders of depositary shares will pay the fees and expenses of a depositary for any duties requested by the holders that the deposit agreement does not expressly require the depositary to perform.

Resignation and Removal of Depositary

     A depositary may resign at any time by delivering to the Company notice of its election to resign. The Company may also remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary. The Company will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and have a combined capital and surplus of at least $50 million.

Miscellaneous

     The depositary will forward to the holders of depositary shares any reports and communications from the Company with respect to the underlying preferred stock.

     Neither the depositary nor the Company will be liable if any law or any circumstances beyond their control prevent or delay them from performing their obligations under a deposit agreement. The obligations of the Company and a depositary under a deposit agreement will be limited to performing their duties in good faith and without negligence in regard to voting of preferred stock, gross negligence or willful misconduct. Neither the Company nor a depositary must prosecute or defend any legal proceeding with respect to any depositary shares or the underlying preferred stock unless they are furnished with satisfactory indemnity.

     The Company and any depositary may rely on the written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary shares or other persons they believe in good faith to be competent, and on documents they believe in good faith to be genuine and signed by a proper party.

     In the event a depositary receives conflicting claims, requests or instructions from the Company and any holders of depositary shares, the depositary will be entitled to act on the claims, requests or instructions received from the Company.

Depositary

     The prospectus supplement will identify the depositary for the depositary shares.

DESCRIPTION OF COMMON STOCK

General

     The Company is authorized under its charter to issue 200 million shares of common stock. Each outstanding share of common stock entitles the holder to one vote on all matters presented to stockholders for a vote. Holders of common stock have no preemptive rights.

     The common stock is currently listed for trading on the New York Stock Exchange. The Company will apply to the New York Stock Exchange to list any additional shares of common stock that the Company offers and sells pursuant to a prospectus supplement.

     All shares of common stock issued will be duly authorized, fully paid and non-assessable. Distributions may be paid to the holders of common stock if and when declared by the Company’s board of directors out of legally available funds. The Company intends to continue to pay quarterly dividends.

     Under Maryland law, stockholders are generally not liable for the Company’s debts or obligations. If the Company is liquidated, subject to the right of any holders of preferred stock to receive preferential distributions, each outstanding share of common stock will participate pro rata in any remaining assets.

Ownership Limitations and Restrictions on Transfers

     To maintain its REIT qualification, not more than 50% in value of the Company’s outstanding stock may be owned directly or indirectly by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year and at least 100 persons must beneficially own its outstanding stock for at least 335 days per 12-month taxable year. To help ensure that the Company meets these tests, the Company’s charter provides that no person may own more than 9.8% of the Company’s issued and outstanding capital stock. The board of directors may waive the ownership limit if the board receives evidence that ownership in excess of the limit will not jeopardize the Company’s REIT status.

     The restrictions on transferability and ownership will not apply if the board of directors and the stockholders holding two-thirds of the Company’s outstanding shares of capital stock determine that it is no longer in the Company’s best interest to be a REIT. The Company has no current intention to seek to change its REIT tax status.

     All certificates representing shares of common stock bear a legend referring to the restrictions described above.

     If you own more than 5% of the Company’s common stock or preferred stock, you must file a written response to the Company’s request for stock ownership information, which the Company will mail to you no later than January 30th of each year. This notice should contain your name and address, the number of shares of common stock or preferred stock you own and a description of how you hold the shares. In addition, you must disclose to us in writing any additional information we request in order to determine the effect of your ownership of such shares on the Company’s status as a REIT.

     These ownership limitations could have the effect of precluding a third party from obtaining control over the Company unless the Company’s board of directors and its stockholders determine that maintaining REIT status is no longer desirable.

Limitations of Liability and Indemnification of Directors and Officers

     Maryland law and the Company’s charter exculpate each director and officer in actions by the Company or by stockholders in derivative actions from liability unless the director or officer has received an improper personal benefit in money, property or service or has acted dishonestly, as established by a final judgment of a court.

     The charter also provides that the Company will indemnify a present or former director or officer against expense or liability in an action to the fullest extent permitted by Maryland law. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses they incur in connection with any proceeding to which they are a party because of their service as an officer, director or other similar capacity. However, Maryland law prohibits indemnification if a court establishes that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     We believe that the exculpation and indemnification provisions in the charter help induce qualified individuals to agree to serve as officers and directors of the Company by providing a degree of protection from liability for alleged mistakes in making decisions and taking actions. You should be aware, however, that these provisions in the Company’s charter and Maryland law give you a more limited right of action than you otherwise would have in the absence of such provisions. We also maintain a policy of directors and officers liability insurance covering certain liabilities incurred by the Company’s directors and officers in connection with the performance of their duties.

     The above indemnification provisions could operate to indemnify directors, officers or other persons who exert control over the Company against liabilities arising under the Securities Act of 1933. Insofar as the above provisions may allow that type of indemnification, the SEC has informed us that, in their opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Business Combinations

     Pursuant to the Company’s charter and Maryland law, the Company cannot merge into or consolidate with another corporation or enter into a statutory share exchange transaction in which the Company is not the surviving entity or sell all or substantially all of its assets unless the board of directors adopts a resolution declaring the proposed transaction advisable and a majority of the stockholders voting together as a single class approve the transaction. Maryland law prohibits stockholders from taking action by written consent unless all stockholders consent in writing. The practical effect of this limitation is that any action required or permitted to be taken by the Company’s stockholders may only be taken if it is properly brought before an annual or special meeting of stockholders. The Company’s bylaws further provide that in order for a stockholder to properly bring any matter before a meeting, the stockholder must comply with requirements regarding advance notice. The foregoing provisions could have the effect of delaying until the next annual meeting stockholder actions that the holders of a majority of the Company’s outstanding voting securities favor. These provisions may also discourage another person from making a tender offer for the Company’s common stock, because such person or entity, even if it acquired a majority of the Company’s outstanding voting securities, would likely be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting.

     Maryland law also establishes special requirements with respect to business combinations between Maryland corporations and interested stockholders unless exemptions apply. Among other things, the law prohibits for five years a merger and other similar transactions between a company and an interested stockholder and requires a supermajority vote for such transactions after the end of the five-year period. The Company’s charter contains a provision exempting the Company from the Maryland business combination statute. However, we cannot assure you that this charter provision will not be amended or repealed at any point in the future.

Control Share Acquisitions

     The Maryland general corporation law also provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or employee directors. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the corporation’s charter or bylaws. The Company’s bylaws contain a provision exempting from the control share acquisition statute any stock acquired by any person. However, we cannot assure you that this bylaw provision will not be amended or repealed at any point in the future.

Classification of Board of Directors, Vacancies and Removal of Directors

     The directors on the Company’s board of directors are divided into three classes, and each of these directors serves for a three-year term. A director may only be removed for cause by the affirmative vote of two-thirds vote of the Company’s outstanding common stock. These staggered terms of the Company’s board may discourage offers for the Company or make an acquisition of the Company more difficult, even when an acquisition is in the best interest of the stockholders.

     The Company’s charter and bylaws provide that a majority of the remaining directors or the stockholders may fill any vacancy on the board of directors. However, under recently enacted Maryland law, only the board of directors can fill vacancies even though the charter and bylaws provide otherwise. In addition, the Company’s bylaws provide that only the board of directors may increase or decrease the number of persons serving on the board of directors. These provisions preclude stockholders from removing incumbent directors, except for cause and upon a substantial affirmative vote, and from filling the vacancies created by such removal with their own nominees until the next annual meeting of stockholders.

Amendment of Charter

     Except as set forth below, the Company’s charter can be amended only by the affirmative vote of holders of not less than a majority of the outstanding shares of common stock. However, the provisions in the charter relating to the removal of directors and preservation of the Company’s REIT status may only be amended by the affirmative vote of holders of not less than two-thirds of the Company’s outstanding shares of common stock. Furthermore, as permitted by Maryland law, the Company’s board of directors can amend the charter without stockholder approval to change the Company’s name.

Operating Partnership Agreement

     The partnership agreement of the Operating Partnership requires that any merger (unless the surviving entity contributes substantially all of its assets to the Operating Partnership for Common Units) or sale of all or substantially all of the assets of the Operating Partnership be approved by a majority of the holders of common units, including common units owned by the Company. The partnership agreement also contains provisions relating to a limited partner’s redemption right in the event of various changes of control of the Company and under certain circumstances allows for limited partners to continue to hold common units in the Operating Partnership following such a change of control, thereby maintaining the tax basis in their common units. The covered changes of control, which we refer to as a “trigger event,” are:

•	a merger involving the Company in which the Company is not the surviving entity;

•	a merger involving the Company in which the Company is the survivor but all or part of the Company’s shares are converted into securities of another entity or the right to receive cash; and

•	the transfer by the Company to another entity of substantially all of the assets or earning power of the Company or the Operating Partnership.

     Upon the occurrence of a trigger event, the right of a limited partner to receive a share of the Company’s common stock or cash equal to the fair market value of a share of the Company’s common stock upon redemption of a common unit is converted into the right to receive a share of capital stock of the acquiror or a parent of the acquiror, which we refer to as a “replacement share,” or cash equal to its fair market value. If the acquiror does not have publicly traded securities and a parent of the acquiror does, the publicly traded equity securities of the parent entity with the highest market capitalization will be the replacement shares. If neither the acquiror nor any parent has publicly traded equity securities, the replacement shares will be the equity securities of the entity with the highest market capitalization. The number of replacement shares a limited partner will receive (or used to calculate the cash payment due) upon a redemption of common units will be equal to the number of shares of the Company’s common stock issuable prior to the trigger event multiplied by:

•	the number of replacement shares the holder of a single share of the Company’s common stock would have received as a result of the trigger event; or

•	if the replacement shares have not been publicly traded for one year, a fraction, the numerator of which is the average trading price of a share of the Company’s common stock as of the trigger event and the denominator of which is the average trading price of a replacement share as of the trigger event.

     If the acquiror in a trigger event is a REIT, it must preserve an operating partnership structure with terms no less favorable to the limited partners than currently in place. In addition, the partnership agreement provides that, if a distribution of cash or property is made in respect of a replacement share, the Operating Partnership will distribute the same amount in respect of a common unit as a limited partner would have received had such limited partner redeemed its common units for replacement shares prior to such distribution.

     Because the partnership agreement may require an acquiror to maintain an operating partnership structure and maintain a limited partner’s right to continue to hold common units with future redemption rights, the terms of the partnership agreement could have the effect of discouraging a third party from making an acquisition proposal for the Company.

     These provisions of the partnership agreement may only be waived or amended upon the consent of limited partners holding at least 75% of the common units (excluding those held by the Company).

Stockholder Rights Plan

     On October 4, 1997, the Company’s board of directors adopted a stockholder rights plan and declared a distribution of one preferred share purchase right for each outstanding share of common stock. The Company issued these rights on October 16, 1997 to each stockholder of record on such date, and these rights attach to shares of common stock subsequently issued. The rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company’s board of directors and could, therefore, have the effect of delaying or preventing someone from taking control of the Company, even if a change of control were in the best interest of the Company’s stockholders.

Transfer Agent

     The transfer agent for the common stock is Wachovia Bank, N.A., Charlotte, North Carolina.

FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes the material federal income tax consequences relating to the taxation of the Company as a REIT and the ownership and disposition of the Company’s common stock.

     If the Company offers one or more additional series of preferred stock or the Operating Partnership offers one or more additional series of debt securities, the prospectus supplement will include information about any income tax consequences to holders of those shares of preferred stock or debt securities.

     Because this summary is intended only to address material federal income tax consequences relating to the ownership and disposition of the Company’s common stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending upon your particular tax situation;

•	special rules that we do not discuss below may apply if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company or otherwise subject to special tax treatment under the Internal Revenue Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with the Company’s stockholders that hold common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code; and

•	we do not intend this discussion to be, and you should not construe it as, tax advice.

     You should both review the following discussion and consult with your own tax advisor to determine the effect of ownership and disposition of the Company’s common stock on your individual tax situation, including any state, local or non-U.S. tax consequences.

     We base the information in this section on the current Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. The Company has not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Taxation of the Company as a REIT

     Commencing with its taxable year ended December 31, 1994, the Company has elected to be taxed as a REIT. The Company believes that, commencing with its taxable year ended December 31, 1994, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and the Company intends to continue to operate in such a manner. However, we cannot assure you that the Company has operated or will operate in a manner so as to qualify or remain qualified as a REIT.

Federal Income Taxation of the Company

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct distributions paid to its stockholders, substantially eliminating the federal “double taxation” on earnings (once at the corporate level when earned and once again at the stockholder level when distributed) that usually results from investments in a corporation. Nevertheless, the Company will be subject to federal income tax as follows:

     First, the Company will be taxed at regular corporate rates on its undistributed “REIT taxable income,” including undistributed net capital gains.

     Second, under some circumstances, the Company may be subject to the “alternative minimum tax” as a consequence of its items of tax preference.

     Third, if the Company has net income from the sale or other disposition of “foreclosure property” that the Company holds primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

     Fourth, if the Company has net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

     Fifth, if the Company should fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because it has met other requirements, the Company will be subject to a 100% tax on the gross income attributable to (1) the greater of (a) the amount by which the Company fails the 75% test or (b) the amount by which 90% of the Company’s gross income exceeds the amount of income qualifying for the 95% income test, multiplied by (2) a fraction intended to reflect the Company’s profitability.

     Sixth, if the Company fails to distribute during each year at least the sum of

•	85% of its ordinary income for such year,

•	95% of its capital gain net income for such year, and

•	any undistributed taxable income from prior periods,

then the Company will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

     Seventh, if the Company should acquire any asset from a “C” corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which the Company acquired the asset, the Company generally will be subject to tax at the highest regular corporate rate on the lesser of the amount of gain that the Company recognizes at the time of the sale or disposition and the amount of gain that the Company would have recognized if the Company had sold the asset at the time the Company acquired the asset.

     Eighth, the Company will be subject to a 100% tax if the Company’s transactions with its “taxable REIT subsidiaries” are not at arm’s length.

Requirements For Qualification

     To qualify as a REIT, the Company must elect to be treated as a REIT and must meet the requirements, discussed below, relating to the Company’s organization, sources of income, and nature of assets.

     The Internal Revenue Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation but for application of the REIT rules;

•	that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

•	that has at least 100 persons as beneficial owners;

•	during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities);

•	that files an election or continues such election to be taxed as a REIT on its return for each taxable year;

•	that uses the calendar year as its taxable year; and

•	satisfies the 95% and 75% income tests and the 75%, 25%, 10% and 5% asset tests, as described below.

     The Internal Revenue Code provides that REITs must satisfy all of the conditions in the first four preceding bullet points during the entire taxable year. REITs must satisfy the condition in the fifth preceding bullet point during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of the condition in the sixth preceding bullet point, the beneficiaries of a pension or profit-sharing trust under Section 401(a) of the Internal Revenue Code are treated as REIT stockholders. The Company’s charter currently includes restrictions regarding transfer of its common stock that, among other things, assist the Company in continuing to satisfy some of these conditions.

     If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of the Company will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

     A “taxable REIT subsidiary” of the Company is a corporation in which the Company directly or indirectly owns stock and that elects, together with the Company, to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if a taxable REIT subsidiary of the Company owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of the Company. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

     Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing the Company to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, the Internal Revenue Code limits the ability of a taxable REIT subsidiary to deduct interest payments in excess of a certain amount made to the Company. In addition, the Company must pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the Company, the Company’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. The Company’s taxable REIT subsidiaries make interest and other payments to the Company and to third parties in connection with activities related to the Company’s properties. We cannot assure you that the Company’s taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to the Company. In addition, we cannot assure you that the IRS might not seek to impose the 100% excise tax on a portion of the payments received by the Company from, or expenses deducted by, the Company’s taxable REIT subsidiaries.

     The Internal Revenue Code deems a REIT that is a partner in a partnership to own its proportionate share of the assets of the partnership and to earn its proportionate share of the partnership’s income. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income tests and asset tests. Thus, the Internal Revenue Code treats the Company’s proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership’s share of the assets, liabilities and items of income with respect to any partnership in which it holds an interest) as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

     Income Tests. In order to maintain qualification as a REIT, the Company must satisfy two gross income requirements. First, the Company must derive, directly or indirectly, at least 75% of the Company’s gross income (excluding gross income from prohibited transactions) for each taxable year from investments relating to real property or mortgages on real property, including “rents from real property,” gains on disposition of real estate, dividends paid by another REIT and interest on obligations secured by real property or on interests in real property, or from certain types of temporary investments. Second, the Company must derive at least 95% of the Company’s gross income (excluding gross income from prohibited transactions) for each taxable year from any combination of income qualifying under the 75% test and dividends, interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities and some hedging instruments.

     Rents received by the Company will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales. Second, “rents from real property” generally excludes any amount received directly or indirectly from any tenant if the Company, or an owner of 10% of more of the Company, directly or constructively, owns 10% or more of such tenant taking into consideration the applicable attribution rules, which we refer to as a “related party tenant.” Third, “rents from real property” excludes rent attributable to personal property except where such personal property is leased in connection with a lease of real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute “rents from real property” unless such services are customarily provided in the geographic area. Customary services that are not provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances, and the collection of trash) can be provided directly by the Company. Where, on the other hand, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor or a taxable REIT subsidiary. If the impermissible tenant service income exceeds 1% of the Company’s total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services does not exceed 1% of the Company’s total income from the property, the services will not cause the rent paid by tenants of the property to fail to qualify as rents from real property, but the impermissible tenant services income will not qualify as rents from real property.

     The Company does not currently charge and does not anticipate charging rent that is based in whole or in part on the income or profits of any person. The Company also does not anticipate either deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or receiving rent from related party tenants.

     The Operating Partnership does provide some services with respect to the properties. The Company believes that the services with respect to the properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants and, therefore, that the provision of such services will not cause rents received with respect to the properties to fail to qualify as rents from real property. Services with respect to the properties that the Company believes may not be provided by the Company or the Operating Partnership directly without jeopardizing the qualification of rent as “rents from real property” are and will be performed by independent contractors or taxable REIT subsidiaries.

     The Operating Partnership and the Company receive fees for property management and brokerage and leasing services provided with respect to some properties not owned entirely by the Operating Partnership. These fees will not qualify under the 75% gross income test or the 95% gross income test. The Operating Partnership also may receive other types of income with respect to the properties it owns that will not qualify for either of these tests. The Company believes, however, that the aggregate amount of these fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under either the 75% gross income test or the 95% gross income test.

     If the Company fails to satisfy the 75% gross income test or the 95% gross income test for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under the Internal Revenue Code. This relief provision generally will be available if:

•	the Company’s failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	the Company attaches a schedule of the nature and amount of each item of income to its federal income tax return; and

•	the inclusion of any incorrect information on the schedule is not due to fraud with intent to evade tax.

     We cannot state whether in all circumstances the Company would be entitled to the benefit of this relief provision. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company’s failure to satisfy the tests was not due to reasonable cause. Even if this relief provision applies, the Internal Revenue Code imposes a 100% tax with respect to the non-qualifying income.

     Asset Tests. At the close of each quarter of its taxable year, the Company also must satisfy four tests relating to the nature and diversification of its assets:

•	At least 75% of the value of the Company’s total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities.

•	No more than 25% of the value of the Company’s total assets may be represented by securities other than those in the 75% asset class.

•	Except for equity investments in REITs, qualified REIT subsidiaries or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the 75% asset class:

•	the value of any one issuer’s securities owned by the Company may not exceed 5% of the value of the Company’s total assets;

•	the Company may not own more than 10% of any one issuer’s outstanding voting securities; and

•	the Company may not own more than 10% of the value of the outstanding securities of any one issuer; and

•	No more than 20% of the Company’s total assets may be represented by securities of one or more taxable REIT subsidiaries.

     Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are “straight debt” as defined in Section 1361 of the Internal Revenue Code and one of the following conditions is met:

•	the issuer is an individual;

•	the only securities of the issuer that the Company holds are straight debt; or

•	if the issuer is a partnership, the Company holds at least a 20% profits interest in the partnership.

     The Company believes that the aggregate value of its taxable REIT subsidiaries does not exceed 20% of the aggregate value of its gross assets. As of each relevant testing date prior to the election to treat each corporate subsidiary of the Company or any other corporation in which the Company owns an interest as a taxable REIT subsidiary, which election first became available on January 1, 2001, the Company believes it did not own more than 10% of the voting securities of any such entity. In addition, the Company believes that as of each relevant testing date prior to the election to treat each corporate subsidiary of the Company or any other corporation in which the Company owns an interest as a taxable REIT subsidiary of the Company, the Company’s pro rata share of the value of the securities, including debt, of any such corporation or other issuer did not exceed 5% of the total value of the Company’s assets.

     With respect to each issuer in which the Company currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, the Company believes that its pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of the Company’s assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the IRS might not disagree with the Company’s determinations.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the Company can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

Annual Distribution Requirements

     To qualify for taxation as a REIT, the Internal Revenue Code requires the Company to make distributions (other than capital gain distributions) to its stockholders in an amount at least equal to (a) the sum of: (1) 90% of the Company’s “REIT taxable income” (computed without regard to the dividends paid deduction and the Company’s net capital gain), and (2) 90% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income.

     The Company must pay distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of the prior year’s distribution requirement if the dividends satisfy one of the following two sets of criteria:

•	the Company declared the dividends in October, November or December, the dividends were payable to stockholders of record on a specified date in such a month, and the Company actually paid the dividends during January of the subsequent year; or

•	the Company declares the dividends before it timely files its federal income tax return for such year, the Company pays the dividends in the 12-month period following the close of the prior year and not later than the first regular dividend payment after the declaration, and the Company elected on its federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year.

     Even if the Company satisfies the foregoing distribution requirements, the Company will be subject to tax thereon to the extent that it does not distribute all of its net capital gain or “REIT taxable income” as adjusted. Furthermore, the Company would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if the Company should fail to distribute during each calendar year at least the sum of:

•	85% of its ordinary income for that year;

•	95% of its capital gain net income for that year; and

•	any undistributed taxable income from prior periods.

     In addition, during its recognition period, if the Company disposes of any asset subject to the built-in gain rules, the Company must, pursuant to guidance issued by the IRS, distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of the asset.

     The Company may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, the Company may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the Company. For purposes of the 4% excise tax described, any retained amounts would be treated as having been distributed.

     The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.

     We expect that the Company’s REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 90% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. In this event, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

     In the event that the Company is subject to an adjustment to its REIT taxable income (as defined in Section 860(d)(2) of the Internal Revenue Code) resulting from an adverse determination by either a final court decision, a closing agreement between the Company and the IRS under Section 7121 of the Internal Revenue Code, or an agreement as to tax liability between the Company and an IRS district director, the Company may be able to rectify any resulting failure to meet the 90% annual distribution requirement by paying “deficiency dividends” to stockholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, the Company must make the distribution within 90 days of the adverse determination and the Company also must satisfy other procedural requirements. If the Company satisfies the statutory requirements of Section 860 of the Internal Revenue Code, a deduction is allowed for any deficiency dividend subsequently paid by the Company to offset an increase in the Company’s REIT taxable income resulting from the adverse determination. The Company, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Failure To Qualify

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In that event, to the extent of positive current and accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, except that, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company lost the qualification. We cannot state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company’s failure to satisfy the tests was not due to reasonable cause.

Taxation of U.S. Stockholders

     As used in this prospectus, the term “U.S. Stockholder” means a holder of common stock that, for federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	is an estate, the income of which is subject to federal income taxation regardless of its source; or

•	is any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust.

     For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

     Distributions Generally. Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company’s positive current and accumulated earnings and profits and, to that extent, will be taxable to the U.S. Stockholders as ordinary income. These distributions are not eligible for the dividends received deduction for corporations. To the extent that the Company makes a distribution in excess of its positive current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder’s common stock, and then the distribution in excess of such basis will be taxable as gain realized from the sale of its common stock. Dividends declared by the Company in October, November or December of any year payable to a U.S. Stockholder of record on a specified date in any such month will be treated as both paid by the Company and received by the stockholders on December 31 of the year, provided that the Company actually pays the dividends during January of the following calendar year. U.S. Stockholders are not allowed to include on their own federal income tax returns any tax losses of the Company.

     The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above.

     Capital Gain Distributions. Distributions to U.S. Stockholders that the Company properly designates as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed the Company’s actual net capital gain) for the taxable year without regard to the period for which the U.S. Stockholder has held his or her stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations.

     The Company may elect to retain and pay income tax on net long-term capital gain that it received during the tax year. In this instance, U.S. Stockholders will include in their income their proportionate share of the undistributed long-term capital gains as designated by the Company. The U.S. Stockholders will also be deemed to have paid their proportionate share of the tax, which would be credited or refunded to such stockholders. In addition, the basis of the U.S. Stockholders’ shares will be increased by the excess of the amount of capital gain included in its income over the amount of tax it is deemed to have paid.

     The Company must determine under applicable tax rules the maximum amount it may designate as 20% and 25% rate capital gains dividends for U.S. Stockholders who are taxed at individual rates.

     Passive Activity Loss and Investment Interest Limitations. Distributions from the Company and gain from the disposition of common stock will not be treated as passive activity income and, therefore, U.S. Stockholders will not be able to apply any “passive losses” against such income. Dividends from the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of common stock or capital gain dividends generally will be excluded from investment income unless the U.S. Stockholder elects to have the gain taxed at ordinary income rates.

     Dispositions of Shares. In general, U.S. Stockholders will realize capital gain or loss on the disposition of common stock equal to the difference between the amount of cash and the fair market value of any property received on the disposition and that stockholders’ adjusted basis in the common stock. This gain or loss will be a capital gain or loss if the U.S. Stockholder has held the shares as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if the stockholder has held the asset for more than one year, it will produce long-term capital gain) and the stockholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate stockholder on the sale of common stock that would correspond to the Company’s “unrecaptured Section 1250 gain.” Stockholders should consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. Stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of the Company’s common stock held for more than 12 months. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares that the stockholder has held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Stockholder from the Company that were required to be treated as long-term capital gains.

     Treatment of Tax-Exempt Stockholders. Distributions from the Company to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute “unrelated business taxable income,” which we refer to as “UBTI,” unless the stockholder has borrowed to acquire or carry its common stock or has used the shares in a trade or business.

     However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in the Company will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

     Qualified trusts that hold more than 10% (by value) of the shares of pension-held REITs may be required to treat a certain percentage of such a REIT’s distributions as UBTI. This requirement will apply only if the REIT would not qualify as such for federal income tax purposes but for the application of a “look-through” exception to the five or fewer requirement applicable to shares held by qualified trusts and the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held if either at least one qualified trust holds more than 25% by value of the REIT interests or one or more qualified trusts, each owning more than 10% by value of the REIT interests, holds in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. In the event that this ratio is less than 5% for any year, then the qualified trust will not be treated as having received UBTI as a result of the REIT dividend. For these purposes, a qualified trust is any trust described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code. The restrictions on ownership of common stock in the Company’s charter generally will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing common stock, absent a waiver of the restrictions by the board of directors.

Special Tax Considerations For Non-U.S. Stockholders

     In general, non-U.S. Stockholders will be subject to regular federal income tax with respect to their investment in the Company if the income from the investment is “effectively connected” with the non-U.S. Stockholder’s conduct of a trade or business in the United States. A corporate non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Internal Revenue Code, which is imposed in addition to regular federal income tax generally at the rate of 30%, subject to reduction under a tax treaty, if applicable. Effectively connected income must meet various certification requirements to be exempt from withholding. The following discussion will apply to non-U.S. Stockholders whose income from their investments in the Company is not so effectively connected (except to the extent that the FIRPTA rules discussed below treat such income as effectively connected income).

     A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that the Company does not designate as a capital gain distribution will be treated as an ordinary income dividend to the extent that the Company pays the distribution out of current or accumulated earnings and profits of the Company. Generally, any ordinary income dividend will be subject to a federal income tax equal to 30% of the gross amount of the dividend, withheld by the Company, unless an applicable tax treaty reduces this tax. Such a distribution in excess of the Company’s earnings and profits will be treated first as a return of capital that will reduce a non-U.S. Stockholder’s basis in its common stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of common stock.

     Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA.” Under FIRPTA, such distributions are taxed to a non-U.S. Stockholder as if the distributions were gains “effectively connected” with a United States trade or business. Accordingly, a non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Such distributions also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under an income tax treaty.

     Although the law is not clear on this matter, it appears that amounts designated by the Company as undistributed capital gains in respect of the common stock held by U.S. Stockholders generally should be treated with respect to non-U.S. Stockholders in the same manner as actual distributions by the Company of capital gain dividends. Under that approach, the non-U.S. Stockholder would be able to offset as a credit against their resulting federal income tax liability an amount equal to their proportionate share of the tax paid by the Company on the undistributed capital gains, and to receive from the IRS a refund to the extent their proportionate share of this tax paid by the Company were to exceed their actual federal income tax liability.

     Although tax treaties may reduce the Company’s withholding obligations, the Company generally will be required to withhold from distributions to non-U.S. Stockholders, and remit to the IRS, 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and 30% of ordinary dividends paid out of earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions that the Company designated as capital gains dividends, will be treated as capital gain dividends for purposes of withholding. In addition, the Company may be required to withhold 10% of distributions in excess of the Company’s current and accumulated earnings and profits. If the amount of tax withheld by the Company with respect to a distribution to a non-U.S. Stockholder exceeds the stockholder’s United States tax liability with respect to such distribution, the non-U.S. Stockholder may file for a refund of such excess from the IRS.

     The Company expects to withhold federal income tax at the rate of 30% on all distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. Stockholder unless:

•	a lower treaty rate applies and the non-U.S. Stockholder files with the Company an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate;

•	the non-U.S. Stockholder files with the Company an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. Stockholder’s trade or business so that no withholding tax is required; or

•	the distributions are treated for FIRPTA withholding tax purposes as attributable to a sale of a U.S. real property interest, in which case tax will be withheld at a 35% rate.

     Unless the common stock constitutes a “U.S. real property interest” within the meaning of FIRPTA, a sale of common stock by a non-U.S. Stockholder generally will not be subject to federal income taxation. The common stock will not constitute a U.S. real property interest if the Company is a “domestically-controlled REIT.” A domestically-controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. Stockholders. We currently anticipate that the Company will be a domestically-controlled REIT and, therefore, that the sale of common stock will not be subject to taxation under FIRPTA. However, because the common stock will be publicly traded, we cannot assure you that the Company will be a domestically-controlled REIT. If the Company were not a domestically-controlled REIT, a non-U.S. Stockholder’s sale of common stock would be subject to tax under FIRPTA as a sale of a U.S. real property interest unless the common stock were “regularly traded” on an established securities market (such as the New York Stock Exchange) on which the common stock will be listed and the selling stockholder owned no more than 5% of the common stock throughout the applicable testing period. If the gain on the sale of common stock were subject to taxation under FIRPTA, the non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). However, even if the Company’s common stock is not a U.S. real property interest, a nonresident alien’s gains from the sale of common stock will be taxable if the nonresident alien individual is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

     A purchaser of common stock from a non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased common stock is “regularly traded” on an established securities market or if the Company is a domestically-controlled REIT. Otherwise, the purchaser of common stock from a non-U.S. Stockholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. The Company’s common stock currently is a regularly traded security on the New York Stock Exchange. We believe that the Company qualifies under both the regularly traded and the domestically-controlled REIT exceptions to withholding but we cannot provide any assurance to that effect.

     Upon the death of a nonresident alien individual, that individual’s common stock will be treated as part of his or her U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Information Reporting Requirements and Backup Withholding Tax

     U.S. Stockholders. In general, information reporting requirements will apply to payments of distributions on the Company’s common stock and payments of the proceeds of the sale of the Company’s common stock, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate of 30% for 2002 and 2003 (currently scheduled to be reduced to 28% by 2006) if:

•	the payee fails to furnish a taxpayer identification number to the payer or to establish an exemption from backup withholding;

•	the IRS notifies the payer that the taxpayer identification number furnished by the payee is incorrect;

•	a notified payee has been under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

•	the payee has failed to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

     Some stockholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s federal income tax and may entitle to stockholder to a refund, provided that the stockholder furnishes the required information to the IRS.

     Non-U.S. Stockholders. Generally, information reporting will apply to payments of distributions on the Company’s common stock, and backup withholding at a rate of 30% (scheduled to be reduced to 28% by 2006) may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

     The payment of the proceeds from the disposition of the Company’s common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. Stockholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. Stockholder of the Company’s common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. Stockholder’s foreign status and has no actual knowledge to the contrary.

     Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some stockholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the stockholder’s particular circumstances, you should consult your tax advisor regarding the information reporting requirements applicable to you.

Tax Aspects of the Operating Partnership

     General. The Operating Partnership holds substantially all of the Company’s investments. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes in its income its proportionate share of the these Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held by the Operating Partnership.

     Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, which we refer to as a “book-tax difference.” These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the partnership agreement of the Operating Partnership requires allocations to be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

     In general, the partners who have contributed partnership interests in the properties to the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that have a book-tax difference, all taxable income attributable to the book-tax difference generally will be allocated to the contributing partners, and the Company generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of the properties. This will tend to eliminate the book-tax difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Internal Revenue Code do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions and possibly amounts of taxable income in the event of a sale of the contributed assets in excess of the economic or book income allocated to it as a result of the sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company’s ability to comply with the REIT distribution requirements.

     Treasury Regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including the “traditional method” that may leave some of the book-tax differences unaccounted for, or the election of certain methods which would permit any distortions caused by a book-tax difference at this time to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have determined to use the “traditional method” for accounting for book-tax differences with respect to the properties contributed to the Operating Partnership. As a result of this determination, distributions to stockholders will be comprised of a greater portion of taxable income rather than a return of capital. The Operating Partnership and the Company have not determined which of the alternative methods of accounting for book-tax differences we will elect with respect to properties contributed to the Operating Partnership in the future.

     With respect to any property purchased by the Operating Partnership, this property initially will have a tax basis equal to its fair market value and Section 704(c) of the Internal Revenue Code will not apply.

     Basis in Operating Partnership Interest. The Company’s adjusted tax basis in its interest in the Operating Partnership generally:

•	will equal the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company;

•	will increase by its allocable share of the Operating Partnership’s income and its allocable share of debt of the Operating Partnership; and

•	will decrease, but not below zero, by the Company’s allocable share of losses suffered by the Operating Partnership, the amount of cash distributed to the Company, and constructive distributions resulting from a reduction in the Company’s share of debt of the Operating Partnership.

     If the allocation of the Company’s distributive share of the Operating Partnership’s loss exceeds the adjusted tax basis of the Company’s partnership interest in the Operating Partnership, the recognition of the excess loss will be deferred until such time and to the extent that the Company has an adjusted tax basis in its partnership interest. To the extent that the Operating Partnership’s distributions, or any decrease in the Company’s share of the debt of the Operating Partnership (such decreases being considered a cash distribution to the partners) exceed the Company’s adjusted tax basis, the excess distributions (including such constructive distributions) constitute taxable income to the Company. This taxable income normally will be characterized as a capital gain if the Company has held its interest in the Operating Partnership for longer than one year, subject to reduced tax rates described above. Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

     Sale of the Properties. The Company’s share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Prohibited transaction income also may have an adverse effect upon the Company’s ability to satisfy the income tests for qualification as a REIT. Under existing law, whether the Operating Partnership holds its property as inventory or primarily for sale to customers in the ordinary course of its trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with the Operating Partnership’s investment objectives.

State and Local Tax

     The Company and its stockholders may be subject to state and local tax in various states and localities, including those in which it or they transact business, own property or reside. The tax treatment of the Company and the stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company’s common stock.

PLAN OF DISTRIBUTION

     We may sell these securities:

•	through underwriting syndicates represented by one or more managing underwriters;

•	to or through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

     We may distribute the securities from time to time in one or more transactions at:

•	a fixed price;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

     We will describe the name or names of any underwriters, dealers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.

     In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.

     Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the Company’s common stock, which is currently listed on the New York Stock Exchange. We may elect to list any series of debt securities, preferred stock or depositary shares on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.

     Under agreements we may enter into, we may indemnify underwriters, dealers and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act.

     From time to time, we may engage in transactions with these underwriters, dealers and agents in the ordinary course of business.

     If indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these contracts.

EXPERTS

     The consolidated financial statements and schedule of Highwoods Properties, Inc. appearing in Highwoods Properties, Inc.’s annual report (Form 10-K) for the year ended December 31, 2001, and of Highwoods Realty Limited Partnership appearing in Highwoods Realty Limited Partnership’s annual report (Form 10-K) for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

     Alston & Bird LLP, Raleigh, North Carolina has passed upon the validity of the securities offered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 25049. Please call the SEC at (800) SEC-0330 for further information about the public reference facilities. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system (“EDGAR”) via electronic means, including the SEC’s home page on the Internet (http://www.sec.gov). In addition, since some of our securities are listed on the New York Stock Exchange, you can read our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated. We also specifically incorporate by reference any of these filings made after the date of the initial registration statement and prior to effectiveness of the registration statement.

•	The Company’s annual report on Form 10-K for the year ended December 31, 2001;

•	The Operating Partnership’s annual report on Form 10-K for the year ended December 31, 2001;

•	The Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;

•	The Operating Partnership’s quarterly reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;

•	The Company’s current report on Form 8-K dated August 15, 2002;

•	The Operating Partnership’s current report on Form 8-K dated August 15, 2002; and

•	The description of the Company’s common stock included in the Company’s registration statement on Form 8-A dated May 16, 1994.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Highwoods Properties, Inc. Investor Relations 3100 Smoketree Court Suite 600 Raleigh, North Carolina 27604 Phone: (919) 872-4924

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. We have estimated all amounts except the SEC registration fee.

Item	Amount

SEC registration fee	$34,960
Legal fees and expenses	$300,000
Accounting fees and expenses	$150,000
Trustee expenses and fees	$25,000
Fees of rating agencies	$150,000
Printing expenses	$150,000
Miscellaneous expenses	$40,040
Total	$850,000

Item 15. Indemnification of Directors and Officers

     The Company’s officers and directors are and will be indemnified against certain liabilities in accordance with the Maryland General Corporation Law, the charter and bylaws of the Company and the partnership agreement of the Operating Partnership. The charter requires the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the Maryland General Corporation Law. The Maryland General Corporation Law permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     The partnership agreement of the Operating Partnership also provides for indemnification of the Company and its officers and directors to the same extent that the Company’s charter provides for indemnification to the Company’s officers and directors. In addition, the partnership agreement limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent that the Company’s charter limits the liability of the Company’s officers and directors to the Company and its stockholders.

     The Company also maintains a policy of directors and officers liability insurance covering certain liabilities incurred by the Company’s directors and officers in connection with the performance of their duties.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

Ex.	Description

1.1	Form of Underwriting Agreement for Debt Securities (1)
4.1	Indenture dated as of December 1, 1996 among the Company, the Operating Partnership and First Union National Bank, as trustee (2)
5	Opinion of Alston & Bird LLP re legality (3)
8	Opinion of Alston & Bird LLP re tax matters (3)
12.1	Statement of computation of ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends of the Company
12.2	Statement of computation of ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred unit dividends of the Operating Partnership
23.1	Consent of Alston & Bird LLP (included in Exhibits 5 and 8) (3)
23.2	Consent of Ernst & Young LLP
24	Power of Attorney (included on signature page)
25	Statement of Eligibility of Trustee on Form T-1

(1)	Filed as part of Registration Statement Nos. 333-3890 and 3890-01 and incorporated herein by reference.
(2)	Filed as part of the Operating Partnership’s Current Report on Form 8-K dated December 2, 1996 and incorporated herein by reference.
(3)	To be filed by amendment.

Item 17. Undertakings

(a)	Each of the undersigned registrants hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

		(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

	(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     Each of the undersigned registrants hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)     Each of the undersigned registrants hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on September 13, 2002.

HIGHWOODS PROPERTIES, INC

By:	/s/ Carman J. Liuzzo

Carman J. Liuzzo Vice President and Chief Financial Officer

HIGHWOODS REALTY LIMITED PARTNERSHIP

By:	Highwoods Properties, Inc., in its capacity as General Partner

	By:	/s/ Carman J. Liuzzo

Carman J. Liuzzo Vice President and Chief Financial Officer

     We, the undersigned officers and directors of Highwoods Properties, Inc., hereby severally constitute Ronald P. Gibson and Carman J. Liuzzo, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, including any registration statement filed pursuant to Rule 462(b), and generally to do all such things in our names and in our capacities as officers and directors to enable Highwoods Properties, Inc. and Highwoods Realty Limited Partnership to comply with the provisions of the Securities Act of 1933, and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ O. Temple Sloan, Jr.	Chairman of the Board of Directors	September 13, 2002

O. Temple Sloan, Jr.

/s/ Ronald P. Gibson	President, Chief Executive Officer	September 13, 2002
and Director
Ronald P. Gibson

/s/ Gene H. Anderson	Senior Vice President and Director	September 13, 2002

Gene H. Anderson

/s/ Edward J. Fritsch	Executive Vice President,	September 13, 2002
Chief Operating Officer and
Edward J. Fritsch	Director

/s/ Thomas W. Adler	Director	September 13, 2002

Thomas W. Adler

/s/ Kay N. Callison	Director	September 13, 2002

Kay N. Callison

/s/ William E. Graham, Jr.	Director	September 13, 2002

William E. Graham, Jr.

/s/ Lawrence S. Kaplan	Director	September 13, 2002

Lawrence S. Kaplan

/s/ L. Glenn Orr, Jr.	Director	September 13, 2002

L. Glenn Orr, Jr.

/s/ Willard H. Smith Jr.	Director	September 13, 2002

Willard H. Smith Jr.

/s/ John L. Turner	Director	September 13, 2002

John L. Turner

/s/ F. William Vandiver Jr	Director	September 13, 2002

F. William Vandiver Jr.

/s/ Carman J. Liuzzo	Vice President, Chief Financial Officer	September 13, 2002
and Treasurer
Carman J. Liuzzo